Exhibit (3)A

ARTICLES OF AMENDMENT

ADOPTING

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TARGET CORPORATION

The undersigned, the Executive Vice President, General Counsel and Corporate Secretary of Target Corporation, a Minnesota corporation, hereby certifies that, in accordance with Chapter 302A of the Minnesota Statutes, the attached Amended and Restated Articles of Incorporation were approved by the Board of Directors and the requisite number of shares of the Corporation’s common stock at the Corporation’s Annual Meeting of Shareholders held on June 9, 2010.  The Amended and Restated Articles of Incorporation supersede and replace in their entirety the Corporation’s existing Restated Articles of Incorporation, as amended.

Dated: June 10, 2010

TARGET CORPORATION

/s/ Timothy R. Baer
Timothy R. Baer
Executive Vice President,
General Counsel and Corporate Secretary

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TARGET CORPORATION
(As amended through June 9, 2010)

ARTICLE I

The name of the corporation is Target Corporation.

ARTICLE II

The location and post-office address of the registered office of the corporation in the State of Minnesota is number 1000 Nicollet Mall in the City of Minneapolis, County of Hennepin.

ARTICLE III

The total authorized number of shares of the corporation is 6,005,000,000.  The shares are classified in two classes, consisting of 5,000,000 shares of Preferred Stock of the par value of $0.01 per share and 6,000,000,000 shares of Common Stock of the par value of $0.0833 per share.

The Board of Directors is authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock held by such shareholder on every matter voted on at every meeting of shareholders of the corporation.  No holder of shares of stock of any class or series shall be entitled to cumulate his/her votes in any election of directors.

No holder of shares of stock of any class or series shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of shares of stock of any class or series whatsoever or of any securities convertible into or exchangeable for any shares of stock of any class or series whatsoever, whether now or hereafter authorized or issued for cash or other consideration.

ARTICLE IV

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article IV shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.76 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article IV (including any predecessor provision).  No amendment to or repeal of this Article IV shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE V

The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than five nor more than twenty-one persons, who need not be shareholders.  The number of directors may be changed either by the Board of Directors or by the shareholders; provided, however, that any change proposed to be made by the shareholders must be approved by the affirmative vote of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors of the corporation (“Voting Stock”), voting together as a single class, unless such change shall have been approved by a majority of the entire Board of Directors.  In no case will a decrease in the number of directors shorten the term of any incumbent director.

All directors elected by shareholders at and after the 2010 annual meeting of shareholders shall hold office until the next annual meeting of shareholders and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Directors whose terms do not expire at the 2010 annual meeting of shareholders shall hold office until the annual meeting for the year in which the director’s term expires and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, unless the number of directors shall have been reduced pursuant to this Article V such that there is no longer a vacancy.  Any director elected to fill a vacancy shall hold office until the next annual meeting of shareholders and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred or preference stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by or pursuant to the applicable terms of these Articles of Incorporation.

ARTICLE VI

Except with respect to the election of directors, the shareholders shall take action at a meeting of shareholders by the affirmative vote of a majority of the voting power of the shares present and entitled to vote or such larger proportion or number as is required by law or these Articles of Incorporation.  Subject to the rights, if any, of the holders of one or more classes or series of preferred or preference stock issued by the corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred or preference stock, each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected.  For purposes of this Article VI, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the By-Laws of this corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as defined in Article V) that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock that are voted “against” that director.